Exhibit 99.2

One Stop Systems Reports Q3 2024 Results

Momentum accelerating as OSS segment revenue for Q3 2024
increased 17.5% year-over-year

Consolidated revenue increased sequentially to $13.7 million in Q3 2024

OSS segment orders of $8.1 million,

outpacing quarterly revenue for the third consecutive quarter

Expects continued sequential growth with consolidated Q4 2024 revenue of approximately $15.0 million, and OSS segment revenue over $7.0 million

ESCONDIDO, Calif. – November 6, 2024 – – One Stop Systems, Inc. ("OSS" or the "Company") (Nasdaq: OSS), a leader in rugged Enterprise Class compute for artificial intelligence (AI), machine learning (ML) and sensor processing at the edge, reported results for the three- and nine-month periods ended September 30, 2024. Comparisons for the three- and nine-month periods are to the same year-ago periods unless otherwise noted.

“The growth strategies we are pursuing to take advantage of large, high-growth, and higher-margin market opportunities are taking hold, and positive momentum is building within our OSS segment. Higher OSS segment revenue helped offset continued softness in our Bressner segment, which remained impacted by sluggish economic activity in the European market. With year-to-date orders well in excess of revenue in our OSS segment, we believe that we are well positioned for sustainable revenue growth. We remain focused on converting our $1+ billion pipeline to sales and pursuing a greater number of customer-funded development projects,” stated OSS President and CEO, Mike Knowles.

During the third quarter, OSS incurred a $6.1 million charge for obsolete and slow-moving inventory. This charge had a limited impact on its cash position and during the third quarter OSS generated positive cash from operating activities, further supporting its strong balance sheet.

“With this inventory adjustment now behind us, I am encouraged by the improvement in OSS segment profitability during the quarter, reflecting our strategic focus on pursuing higher margin revenue opportunities in the commercial and defense markets. I believe OSS is well positioned for revenue growth and improving profitability in 2025 and beyond, supported by positive bookings, a growing backlog, and significant new business opportunities that are expected to close in the coming quarters,” concluded Mr. Knowles.

2024 Third-Quarter Financial Summary

Consolidated revenue was $13.70 million, compared to $13.75 million in Q3 2023 and $13.2 million in Q2 2024. The $47,066 year-over-year decrease was a result of a $1.0 million reduction in Bressner revenue associated with slower economic activity in Europe, offset by a $1.0 million year-over-year increase in OSS segment revenue. The 17.5% year-over-year increase in OSS segment revenue was primarily due to higher revenue from defense customers, as well as new customer-funded development orders, aligned directly with the Company’s strategic focus and plan.

The following table sets forth net revenue by segment for the three months ended September 30, 2024, and September 30, 2023:

	Three Months Ended
Entity:	September 30, 2024	% of Net Revenue	September 30, 2023	% of Net Revenue	% Change
OSS	$ 6,460,290	47.2%	$ 5,500,159	40.0%	17.5%
Bressner	7,240,807	52.8%	8,248,004	60.0%	(12.2)%
Total net revenue	$ 13,701,097	100.0%	$ 13,748,163	100.0%	(0.3)%

During the third quarter ended September 30, 2024, OSS identified obsolete and slow-moving inventory associated with the transition of the Company’s business model and operating strategies, as well as slower adoption and movement in certain commercial and defense edge compute markets. As a result, during the 2024 third quarter, OSS took a charge of $6.1 million, which reduced reported gross margin, net income, and adjusted EBITDA for the three- and nine-month periods ended September 30, 2024. Management does not currently foresee any further inventory charges, outside of historical trends.

Consolidated gross margin percentage was (12.5)%, compared to 26.6% in the prior year quarter. Gross margin, excluding the inventory charge, was 32.0%, up from 26.6% in the same period last year.

On a segment basis, the Company’s OSS segment had a gross margin of (51.2)%, compared to 32.4% for the same period a year ago. OSS segment gross margin, excluding the inventory charge, was 43.2%, a 10.8 percentage point increase from the same period last year, driven by revenue growth and a more profitable mix of revenue. The Company’s Bressner segment had a gross margin percentage of 22.0%, a 0.6 percentage point decrease from the same period last year, driven by a less profitable mix of revenue and an additional inventory reserve.

Total operating expenses decreased 34.3% to $5.0 million. This decrease was predominantly attributable to a $2.9 million impairment of goodwill that occurred in the third quarter of 2023, partially offset by planned marketing and program management investments made during the quarter.

OSS reported a net loss of $6.8 million, or $(0.32) per share, as compared to a net loss of $3.6 million, or $(0.18) per share, in the prior year period. Loss on a non-GAAP basis and per share basis was a net loss of $6.4 million, or $(0.30) per share, as compared to the prior year adjusted net loss of $597,000, or $(0.03) per share. Net loss and non-GAAP net loss for the three-month period ended September 30, 2024, included a $6.1 million inventory charge.

Adjusted EBITDA, a non-GAAP metric, was a loss of $6.0 million, inclusive of a $6.1 million inventory charge, compared to an adjusted EBITDA loss of $157,000 in the prior year period.

As of September 30, 2024, OSS reported cash and short-term investments of $12.6 million and total working capital of $26.7 million, compared to cash and short-term investments of $11.8 million and total working capital of $35.6 million at December 31, 2023.

2024 Nine Months Financial Summary

Consolidated revenue was $39.6 million, compared to $47.7 million for the same period last year. The 17.1% year-over-year reduction in consolidated revenue was primarily a result of approximately $4.8 million related to a former media customer. In addition, Bressner revenue declined by $3.3 million on a year-over-year basis, associated with slower economic activity in Europe.

The following table sets forth net revenue by segment for the nine months ended September 30, 2024, and September 30, 2023:

	Nine Months Ended
Entity:	September 30, 2024	% of Net Revenue	September 30, 2023	% of Net Revenue	% Change
OSS	$ 17,516,196	44.3%	$ 22,408,841	46.9%	(21.8)%
Bressner	22,038,017	55.7%	25,332,748	53.1%	(13.0)%
Total net revenue	$ 39,554,213	100.0%	$ 47,741,589	100.0%	(17.1)%

Consolidated gross margin percentage was 13.5%, compared to 28.3% in the prior year quarter. Gross margin, excluding the inventory charge, was 28.9%, up from 28.3% in the same period last year.

On a segment basis, the Company’s OSS segment had a gross margin of (0.2)%, compared to 32.7% for the same period a year ago. OSS segment gross margin, excluding the inventory charge, was 34.6%, a 1.9 percentage point increase from the same period last year, driven by revenue growth and a more profitable mix of revenue. The Company’s Bressner segment had a gross margin of 24.4%, which was consistent with the prior year period.

Total operating expenses decreased 26.2% to $15.6 million. This decrease was predominantly attributable to a charge of $5.6 million for an impairment of goodwill that occurred during the 2023 nine-month period, the elimination of costs associated with organizational restructuring and outside professional services, partially offset by planned program management investments.

OSS reported a net loss of $10.5 million, or $(0.50) per share, as compared to a net loss of $6.4 million, or $(0.32) per share, in the prior year. Non-GAAP net loss and loss per share was $9.1 million, or $(0.43) per share, as compared to non-GAAP net loss and loss per share of $592,000, or $(0.03) per share, in the prior year period. Net loss and non-GAAP net loss for the period ended September 20, 2024, are inclusive of a $6.1 million inventory charge.

Adjusted EBITDA, a non-GAAP metric, was a loss of $8.0 million, inclusive of a $6.1 million inventory charge, compared to adjusted EBITDA of $821,000 in the prior year.

Outlook

OSS anticipates consolidated revenue of approximately $15 million in the fourth quarter of 2024, which includes expected OSS segment revenue of $7 million, representing over 9% year-over-year growth in the OSS segment.

Conference Call

OSS will hold a conference call to discuss its results for the third quarter of 2024 followed by a question-and-answer period.

Date: Thursday, November 6, 2024

Time: 10:00 a.m. ET (7:00 a.m. PT)

Toll-free dial-in: 1-800-717-1738

International dial-in: 1-646-307-1865

Conference ID: 13748 (required for entry)
Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1692609&tp_key=bc360380ca

A replay of the call will be available after 1:00 p.m. ET on November 6, 2024, through November 20, 2024.

Toll-free replay: 1-844-512-2921

International replay: 1-412-317-6671

Passcode: 1113748

About One Stop Systems

One Stop Systems, Inc. (Nasdaq: OSS) is a leader in AI enabled solutions for the demanding ‘edge’. OSS designs and manufactures Enterprise Class compute and storage products that enable rugged AI, sensor fusion and autonomous capabilities without compromise. These hardware and software platforms bring the latest data center performance to harsh and challenging applications, whether they are on land, sea or in the air.

OSS products include ruggedized servers, compute accelerators, flash storage arrays, and storage acceleration software. These specialized compact products are used across multiple industries and applications, including autonomous trucking and farming, as well as aircraft, drones, ships and vehicles within the defense industry.

OSS solutions address the entire AI workflow, from high-speed data acquisition to deep learning, training and large-scale inference, and have delivered many industry firsts for industrial OEM and government customers.

As the fastest growing segment of the multi-billion-dollar edge computing market, AI enabled solutions require—and OSS delivers—the highest level of performance in the most challenging environments without compromise.

OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com. You can also follow OSS on X, YouTube, and LinkedIn.

Non-GAAP Financial Measures

We believe that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the Company. The Company defines adjusted EBITDA as income (loss) before interest, taxes, depreciation, amortization, acquisition expenses, impairment of long-lived assets, financing costs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, we believe that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time.

Our adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(6,815,384)	$(3,638,608)	$(10,499,551)	$(6,438,616)
Depreciation	252,142	271,245	815,420	813,773
Amortization of right-of-use assets	(10,739)	91,607	32,373	52,800
Stock-based compensation expense	458,011	518,680	1,423,949	1,890,897
Interest expense	16,465	31,468	70,910	88,112
Interest income	(116,596)	(170,420)	(376,940)	(385,471)
Impairment of goodwill	-	2,930,788	-	5,630,788
Employee retention credit (ERC)	-	(418,486)	-	(1,716,727)
Provision for income taxes	167,086	226,967	569,382	885,332
Adjusted EBITDA	$(6,049,015)	$(156,759)	$(7,964,457)	$820,888

FOOTNOTE: Adjusted EBITDA for the third quarter and nine months ended September 30, 2024, included an inventory charge of $6.1 million.

Non-GAAP EPS excludes the impact of certain items, and therefore, has not been calculated in accordance with GAAP. We believe that exclusion of certain selected items assists in providing a more complete understanding of our underlying results and trends and allows for comparability with our peer company index and industry. We use this measure along with the corresponding GAAP financial measures to manage our business and to evaluate our performance compared to prior periods and the marketplace. The Company defines non-GAAP income (loss) as income or (loss) before amortization, stock-based compensation, expenses related to discontinued operations, impairment of long-lived assets and non-recurring acquisition costs. Adjusted EPS expresses adjusted income (loss) on a per share basis using weighted average diluted shares outstanding.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from our presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles non-GAAP net income and basic and diluted earnings per share:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(6,815,384)	$(3,638,608)	$(10,499,551)	$(6,438,616)
Amortization of intangibles	-	10,538	-	42,154
Impairment of goodwill	-	2,930,788	-	5,630,788
Employee retention credit (ERC)	-	(418,486)	-	(1,716,727)
Stock-based compensation expense	458,011	518,680	1,423,949	1,890,897
Non-GAAP net loss	$(6,357,373)	$(597,088)	$(9,075,602)	$(591,504)
Non-GAAP net loss per share:
Basic	$(0.30)	$(0.03)	$(0.43)	$(0.03)
Diluted	$(0.30)	$(0.03)	$(0.43)	$(0.03)
Weighted average common shares outstanding:
Basic	21,049,270	20,569,111	20,897,324	20,407,284
Diluted	21,049,270	20,569,111	20,897,324	20,407,284

FOOTNOTE: Non-GAAP net loss for the third quarter and nine months ended September 30, 2024, included an inventory charge of $6.1 million.

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our latest Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contacts:
Robert Kalebaugh
One Stop Systems, Inc.
Tel (858) 518-6154

Email contact

Investor Relations:

Andrew Berger

Managing Director

SM Berger & Company, Inc.

Tel (216) 464-6400

Email contact

ONE STOP SYSTEMS, INC. (OSS)

CONSOLIDATED BALANCE SHEETS

	Unaudited	Audited
	September 30,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$9,402,608	$4,048,948
Short-term investments	3,180,213	7,771,820
Accounts receivable, net	9,327,339	8,318,247
Inventories, net	15,300,745	21,694,748
Prepaid expenses and other current assets	960,236	611,066
Total current assets	38,171,141	42,444,829
Property and equipment, net	1,858,348	2,370,224
Operating lease right-of use assets	1,609,278	1,922,784
Deposits and other	38,093	38,093
Deferred tax asset, net	507,187	-
Goodwill	1,489,722	1,489,722
Total Assets	$43,673,769	$48,265,652

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$4,059,675	$1,201,781
Accrued expenses and other liabilities	6,000,188	3,202,519
Current portion of operating lease obligation	320,731	390,926
Current portion of notes payable	1,114,291	2,077,895
Total current liabilities	11,494,885	6,873,121
Deferred tax liability, net	-	44,673
Operating lease obligation, net of current portion	1,554,580	1,765,536
Total liabilities	13,049,465	8,683,330
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; 50,000,000 shares authorized; 21,114,534 and 20,661,341 shares issued and outstanding, respectively	2,111	2,066
Additional paid-in capital	48,562,761	47,323,673
Accumulated other comprehensive income	977,710	675,310
Accumulated deficit	(18,918,278)	(8,418,727)
Total stockholders’ equity	30,624,304	39,582,322
Total Liabilities and Stockholders' Equity	$43,673,769	$48,265,652

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Product	$12,682,241	$13,632,223	$36,722,411	$46,865,026
Customer funded development	1,018,856	115,940	2,831,802	876,563
	13,701,097	13,748,163	39,554,213	47,741,589
Cost of revenue:
Product	14,601,408	10,074,304	32,123,488	33,678,209
Customer funded development	817,427	22,508	2,091,907	543,329
	15,418,835	10,096,812	34,215,395	34,221,538
Gross (loss) profit	(1,717,738)	3,651,351	5,338,818	13,520,051
Operating expenses:
General and administrative	2,057,092	1,935,720	6,558,807	7,293,701
Impairment of goodwill	-	2,930,788	-	5,630,788
Marketing and selling	2,008,824	1,713,105	6,184,065	4,983,751
Research and development	950,373	1,053,852	2,846,852	3,203,830
Total operating expenses	5,016,289	7,633,465	15,589,724	21,112,070
Loss from operations	(6,734,027)	(3,982,114)	(10,250,906)	(7,592,019)
Other income (expense), net:
Interest income	116,596	170,420	376,940	385,471
Interest expense	(16,465)	(31,468)	(70,910)	(88,112)
Employee retention credit (ERC)	-	418,486	-	1,716,727
Other income (expense), net	(14,402)	13,035	14,707	24,649
Total other income, net	85,729	570,473	320,737	2,038,735
Loss before income taxes	(6,648,298)	(3,411,641)	(9,930,169)	(5,553,284)
Provision for income taxes	167,086	226,967	569,382	885,332
Net loss	$(6,815,384)	$(3,638,608)	$(10,499,551)	$(6,438,616)

Net loss per share:
Basic	$(0.32)	$(0.18)	$(0.50)	$(0.32)
Diluted	$(0.32)	$(0.18)	$(0.50)	$(0.32)

Weighted average common shares outstanding:
Basic	21,049,270	20,569,111	20,897,324	20,407,284
Diluted	21,049,270	20,569,111	20,897,324	20,407,284

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(10,499,551)	$(6,438,616)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(188,868)	-
Loss (gain) on disposal of property and equipment	354	(92,147)
Provision for bad debt	40,000	30,488
Impairment of goodwill	-	5,630,788
Warranty reserves	(45,000)	(18,216)
Amortization of intangibles	-	42,154
Depreciation	815,420	771,619
Amortization of right-of-use assets	312,396	1,309,725
Inventory reserves	7,351,278	1,026,501
Stock-based compensation expense	1,423,949	1,890,897
Employee retention credit	-	(1,716,727)
Changes in operating assets and liabilities:
Accounts receivable	(1,003,287)	2,639,125
Inventories	(888,972)	(2,614,194)
Prepaid expenses and other current assets	(711,063)	(1,018,286)
Accounts payable	2,823,183	(1,309,295)
Accrued expenses and other liabilities	2,993,729	1,348,578
Operating lease liabilities	(280,023)	(1,256,925)
Net cash provided by operating activities	2,143,545	225,469

Cash flows from investing activities:
Redemption of short-term investment grade securities	4,592,052	672,865
Purchases of property and equipment, including capitalization of labor costs for test equipment and ERP	(298,789)	(374,464)
Net cash provided by investing activities	4,293,263	298,401

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	237,748	62,422
Payment of payroll taxes on net issuance of employee stock options	(422,564)	(562,017)
Repayments on notes payable	(959,373)	(1,081,729)
Employee retention credit benefit	-	1,716,727
Net cash (used in) provided by financing activities	(1,144,189)	135,403

Net change in cash and cash equivalents	5,292,619	659,273
Effect of exchange rates on cash	61,041	(36,464)
Cash and cash equivalents, beginning of period	4,048,948	3,112,196
Cash and cash equivalents, end of period	$9,402,608	$3,735,005